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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The 3DO Company:

We consent to incorporation by reference in the registration statement on Form S-8 relating to the 1993 Incentive Stock Plan of The 3DO Company of our report dated May 14, 1997, except as to Note Q, which is as of June 23, 1997, relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997, annual report on Form 10-K of The 3DO Company.

                                                           KPMG Peat Marwick LLP

San Jose, California
December 12, 1997